As filed with the Securities and Exchange Commission on July 7, 2020

Registration Nos. 333-219990

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-219990

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	98-0581100 (I.R.S. Employer Identification No.)

3000 South Business Highway 281 Alice, Texas (Address of Principal Executive Offices)	78332 (Zip Code)

FORBES ENERGY SERVICES LTD. 2017 MANAGEMENT INCENTIVE PLAN
(Full titles of plans)

John E. Crisp
Chairman, President and Chief Executive Officer
3000 South Business Highway 281
Alice, Texas 78332
(361) 664-0549
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ashar Qureshi Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Forbes Energy Services Ltd., a Texas corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under Registration Statement No. 333-219990 on Form S-8, registering the offer and sale of 750,000 Shares issuable pursuant to the Forbes Energy Services Ltd. 2017 Management Incentive Plan (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”).

The Registrant intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alice, Texas on July 7, 2020.

Forbes Energy Services Ltd.

By:	/S/ L. MELVIN COOPER
L. Melvin Cooper Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.